Exhibit 99.1

/C O R R E C T I O N -- Trovagene, Inc./

In the news release, Trovagene Announces Fourth Quarter and Year End 2015 Financial Results, issued 10-Mar-2016 by Trovagene, Inc. over PR Newswire, we are advised by the company that in the Condensed Consolidated Statements of Operations table, in the Diagnostic service revenue and Other revenue line items, under the Three Months Ended December 31, 2015 column, the numbers should read "3" and "24", respectively, rather than "24" and "3", as originally issued inadvertently. The complete, corrected release follows:

Trovagene Announces Fourth Quarter and Year End 2015 Financial Results

SAN DIEGO, March 10, 2016 /PRNewswire/ -- Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, today reported its financial results for the three months and year ended December 31, 2015.

"2015 was our coming out year, as the introduction of our liquid biopsy solution for cancer monitoring was met with great response by physicians," said Antonius Schuh, Ph.D., chief executive officer of Trovagene. "In support of our commercial efforts, we are assembling a compendium of clinical data, published manuscripts, and case studies in real-world settings that demonstrate the ability of our platform to improve the management of cancer patients by determining and tracking actionable oncogene mutations. Our goals for 2016 include increasing the number of oncologists using our assays in clinical practice, solidifying favorable health insurance reimbursement, and presenting and publishing additional clinical results from larger data sets supporting the utility of our assay platform. Liquid biopsy for cancer monitoring offers tremendous potential, and we continue to be positioned well financially to execute on our business plan, improve the care of cancer patients, and increase stockholder value."

Fourth Quarter Financial Results

For the fourth quarter ended December 31, 2015, Trovagene reported a net loss of $7.4 million, or $0.26 per fully diluted common share, as compared to a net loss of $4.7 million, or $0.25 per fully diluted common share, for the fourth quarter ended December 31, 2014. The change in net loss is primarily due to increased operating expenses.

Year End 2015 Financial Results

For the year ended December 31, 2015, Trovagene reported a net loss of $27.5 million, or $1.21 per fully diluted common share, as compared to a net loss of $14.3 million, or $0.88 per fully diluted common share, for the year ended December 31, 2014. The increase in net loss is primarily due to increased operating expenses versus the prior year comparable period.

Cash and Cash Equivalents

Trovagene had cash and cash equivalents of approximately $67.5 million on December 31, 2015, as compared to approximately $27.3 million on December 31, 2014.

Summary of 2015 Activities

Trovagene continues to advance its Precision Cancer Monitoring® (PCM) platform for the non-invasive monitoring of clinically actionable mutations for cancer patients. The Company currently has ongoing clinical collaborations to demonstrate the ability to determine and monitor mutational status and response to therapy in lung, colon, pancreatic, and skin cancer. Trovagene remains focused on commercializing its highly sensitive and quantitative liquid biopsy service for cancer monitoring.

In 2015, the Company's key accomplishments included the following:

Assembled commercial infrastructure and launched pilot marketing and sales program for Precision Cancer Monitoring platform

  Four sales professionals initially in the field, generated strong interest and ordering of PCM tests by practicing oncologists
  Trovagene Clinical Experience Program (CEP) deployed to enable trial use of technology by oncologists

Presented clinical study results at several medical and scientific conferences

  2015 European Cancer Congress (ECC)
    Quantitative detection and monitoring of circulating tumor DNA (ctDNA) and driver mutations can be used to rapidly determine treatment response
  World Lung Congress on Lung Cancer
    Urine-based liquid biopsy platform shown to detect the impact of cancer therapy within 24 hours
  Next Generation DX summit
    Clinical data in lung, colorectal, and pancreatic cancer demonstrate the utility of Trovagene's PCM platform as an important disease management tool
  2015 American Association for Cancer Research Annual Meeting
    Studies highlighted clinical utilities and advantages of Trovagene's PCM platform, including the ability to obtain significantly more ctDNA from urine samples versus plasma samples
  Association for Value-Based Cancer Care Meeting
    Cost-benefit analysis of Trovagene's PCM platform demonstrated that the use of urinary liquid biopsy can significantly reduce costs when compared to tissue biopsy
  2015 American Society of Clinical Oncology Annual Meeting
    Studies addressed advantages of liquid biopsy over tissue biopsy and demonstrated ability to monitor tumor dynamics in lung, pancreatic, and colon cancers

Initiated study to monitor response to immunotherapy in melanoma patients

  Study objective is to deliver a urinary liquid biopsy-based solution to provide faster and more accurate information for measuring response to immunotherapy

Strengthened balance sheet through two offerings of common stock

  Raised aggregate gross proceeds of approximately $63 million

Formed Trovagene Srl, also known as the Trovagene Research Institute, a European subsidiary

2016 Goals and Objectives

  Continue to build clinical evidence supporting the use of Trovagene's PCM platform
    Submit 8 or more abstracts for presentation at key medical meetings in 2016
    Submit up to 9 clinical and scientific manuscripts for publication that demonstrate the technical advantages and clinical utility of Trovagene's PCM platform
  Establish advantageous reimbursement relationships with third party administrators
    Secure agreements representing more than 100 million covered lives
    Finalize  comprehensive health-economic study plan
  Establish marketing and adoption parameters
    Ensure high clinical interest and strong service levels
    Expand sales and marketing presence in the oncology market
    Conduct and document real-world case studies
  Engage in strategic partnerships for clinical trial service agreements and translational research collaborations, and to expand global presence
  Conduct  clinical studies with top academic institutions and comprehensive cancer centers

Trovagene will hold a conference call today at 5:00 p.m. Eastern Standard Time (2:00 p.m. Pacific Standard Time) to review its fourth quarter and year end 2015 financial results. A live webcast of the Company's conference call will be available online at http://trovagene.investorroom.com/events. To access the conference call, please dial (888) 347-6081 (domestic), (412) 902-4285 (international), or (855) 669-9657 (Canada), conference ID# 10078930. To access a telephone replay of the call, dial (877) 344-7529 (domestic), (412) 317-0088 (international), or (855) 669-9658 (Canada), replay ID# 10078930. The replay will be available one hour after the conclusion of the call. The webcast and telephone replay will be archived on the Company's website following the conference.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine. The Company's technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene's precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as "anticipate," "believe," "forecast," "estimated" and "intend" or other similar terms or expressions that concern Trovagene's expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technologies or products will be utilized by oncologists or prove to be commercially successful, that Trovagene's PCM platform will ultimately be successful or result in better reimbursement outcomes or that Trovagene will meet any of its 2016 goals and objectives. Trovagene does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Trovagene's most recent Annual Report on Form 10-K and its other periodic reports filed with the Securities and Exchange Commission.

(Financial Information to Follow)

Contact

Investor Relations	Media Relations
David Moskowitz and Amy Caterina Investor Relations	Jody LoMenzo Corporate Practice Counsel
Trovagene, Inc.	Inventiv Health Public Relations
858-952-7593	212-364-0458
ir@trovagene.com	Jody.LoMenzo@inventivhealth.com

Trovagene, Inc. Condensed Consolidated Statements of Operations (in thousands, except for per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Revenue:
Royalty income	$52	$56	$275	$270
License fees	-	-	-	10
Diagnostic service revenue	3	-	14	-
Other revenue	24	-	24	-
Total Revenue	79	56	313	280

Costs and expenses:
Cost of revenue	199	15	629	15
Research and development	3,166	1,835	10,594	6,665
Selling and marketing	1,935	1,035	6,444	2,735
General and administrative	2,164	1,675	7,920	5,810
Total operating expenses	7,464	4,560	25,587	15,225

Loss from operations	(7,385)	(4,504)	(25,274)	(14,945)

Other income (expense):
Net interest expense	(368)	(384)	(1,468)	(831)
Gain (loss) on change in fair value of derivative instruments- warrants	379	205	(726)	1,426
Other (income) loss, net	(7)	-	(3)	25
Net loss and comprehensive loss	$(7,381)	$(4,683)	$(27,471)	$(14,325)
Preferred stock dividend	(6)	(6)	(24)	(23)
Net loss and comprehensive loss attributable to common stockholders	$(7,387)	$(4,689)	$(27,495)	$(14,348)
Net loss per common share - basic	$(0.25)	$(0.25)	$(1.05)	$(0.76)
Net loss per common share - diluted	$(0.26)	$(0.25)	$(1.21)	$(0.88)
Weighted average shares outstanding - basic	29,723	18,904	26,202	18,904
Weighted average shares outstanding - diluted	30,157	19,071	26,452	19,071

Trovagene, Inc. Condensed Consolidated Balance Sheets (in thousands)

	December 31, 2015	December 31, 2014

Assets

Current assets:
Cash and cash equivalents	$67,493	$27,294
Accounts receivable	99	57
Prepaid expense and other assets	789	369
Total current assets	68,381	27,720

Property and equipment, net	2,691	840
Other assets	374	337
Total Assets	$71,446	$28,897

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$1,041	$748
Accrued expenses	1,935	1,842
Current portion of long-term debt	5,226	1,898
Total current liabilities	8,202	4,488

Long-term debt, less current portion	11,246	13,053
Derivative financial instruments	3,297	3,006
Total Liabilities	22,745	20,547

Stockholders' equity	48,701	8,350
Total liabilities and stockholders' equity	$71,446	$28,897

Logo - http://photos.prnewswire.com/prnh/20120620/LA28014LOGO